LETTER OF INTENT

PIPELINE DATA INC.

1515 Hancock Street, Suite 301, Hancock Plaza

Quincy, Massachusetts 02169

a Delaware corporation

(“PPDA”)

and

INNOVATIVE RESOURCE ALLIANCE, INC.

70 East Falmouth Highway

East Falmouth, Massachusetts 02536

a Delaware corporation

(“IRA”)

1.               PURPOSE: This Letter of Intent (the “Letter”) has been entered into on this 28th day of November, 2007 by and between PPDA and IRA (together PPDA and IRA may be referred to herein as the “Parties”). The purpose of this LOI is to provide a binding letter of intent, subject to certain conditions regarding the business transaction into which the Parties intend to enter. The business combination contemplated by the Parties may be referred to herein as the “merger.” The Parties agree to act in good faith to enter into an agreement encompassing the principles set forth herein.

2.         TRANSACTION CONTEMPLATED: CONSIDERATION: The terms of the merger will be more particularly set forth in an agreement and one or more definitive agreements (collectively “Definitive Agreements”) to be mutually agreed in good faith upon by the parties. This Letter outlines the transaction based on each party’s present understanding of the current condition of the assets and business operations of both parties. In particular, PPDA understands that IRA is currently in the process of acquiring CoCard Marketing Group, LLC (“CoCard”); and will complete the acquisition of CoCard contemporaneously with the merger contemplated herein. The Parties contemplate the merger of a wholly owned subsidiary of PPDA into IRA in consideration for the issuance to the former IRA stockholders of up to Twenty Five Million Seven Hundred

Thousand (25,700,000) shares of PPDA unregistered common stock (the “Shares”), subject to certain ratchet up provisions, in accordance with the following formula:

a.          13,700,000 Shares immediately upon close (the “Closing”)and distributed pro-rata to IRA shareholders based on a conversion ratio to be agreed upon in the definitive agreement (the “Conversion Ratio”)

b.          12,000,000 Shares issued and escrowed for distribution to IRA Shareholders pursuant to the Conversion Ratio according to the following earn in formula

(i)        2,000,000 Shares immediately upon closing the purchase of the Elite Portfolio (the “Elite Portfolio” shall be further described in Exhibit A hereto);

(ii)       10,000,000 Shares to be distributed to IRA shareholders upon the occurrence of the following events:

(iii)
a.

1,000,000 Shares for each additional $70,000 per month of Average Net Recurring Revenue (which shall be defined as the average of receipts minus the sum of interchange, all costs of services and residual payments owed and shall be subject to the provisions of paragraph b. below).

b.

The distribution of these additional Shares shall be based on the generation by IRA of additional recurring operational revenue post closing as derived from future non-affiliated portfolio purchases, or new organic net cash flow generated from agents, direct sales or ISO recruited/signed by IRA and shall include the Average Net Recurring Revenue derived from the Elite Portfolio. The determination of the Average Net Recurring Revenue shall be made no later than 30 days after three months residuals have been received from an acquired portfolio and/or calculated on a quarterly basis. Share

distributions shall be made immediately thereafter.

c. IRA may substitute like portfolios for those referred to in paragraph c of this Section 2(b)(2) so long as the purchase ratio for the subject portfolio is not greater than 35 times net monthly recurring revenue. Purchases for a ratio greater than 35 times will require the approval of PPDA board of directors.

(iv)	This earn-out provision as set forth in this Section 2(b) shall expire July 1, 2009 unless further extended by the board of directors of PPDA.

(c)       The consideration of 25,700,000 Shares is based on the assumption that private equity raised to fund this transaction shall be raised at the per share price of $1.50. Should the per share price be lower than $1.50, then a share adjustment of Shares eligible for issuance shall be made based on the actual price per share, subject to a maximum Share issuance of 28,7000,000 Shares. Additional Shares eligible for issuance shall be distributed pro rata between initial issuance and earn-out. Should the per share price be less than $1.30 then either party shall have the right without breach to cancel the transaction contemplated by this Letter of Intent. To be clear, the measured per share price shall be of equity raised and not market price per share.

(d)       Subject to the requirements of the SEC, FASB and the equity investors in the transaction PPDA and IRA shall have an equal number of board selections.

3. DEFINITIVE AGREEMENT: The Parties agree to negotiate in good faith the definitive agreement and other transaction documents necessary to complete the merger contemplated hereinabove, subject to (a) the approval of the Board of Directors of PPDA and IRA and (b) the completion of the CoCard acquisition, (c) the receipt of financing to fund the CoCard acquisition and the transactions contemplated by the merger contemplated by this Letter of Intent and (c) the per share price of equity raised to fund this transaction being no less than $1.30. The definitive agreement will contain indemnities, conditions, and agreements by each Party.

4.        INSPECTION OF BUSINESS AND RECORDS: From the date hereof to the Closing Date, unless sooner terminated in writing by both parties, IRA and PPDA shall (i) upon reasonable notice and during reasonable business hours and subject to public securities laws regarding the dissemination of material inside information, permit the other party’s representatives, including independent auditors and legal counsel, to inspect the properties, assets, business, books and records of the other party; and (ii) furnish the other party with all information which it may reasonably request in connection with due diligence conducted in furtherance of the transaction. For the sake of clarity, because IRA has entered into an acquisition agreement with CoCard, CoCard shall also be included under this provision.

5.    DISCLOSURE. Except as and to the extent required by law, without the prior written consent of the other Party, neither IRA nor PPDA shall, and each shall direct its agents and representatives not to, directly or indirectly, make any public comment, disclosure, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding, a possible transaction between the Parties, any information gathered through due diligence or any of the terms, conditions or other aspects of the Transaction proposed in this Letter. Nor will the parties use any of the information given to the other in the course of exploring the possible transaction except to further the transaction.

6.   EXPENSES: IRA and PPDA shall be responsible for and bear all of the costs and expenses incurred by each of them, including the expenses of any representatives, in connection with pursuing or consummating the contemplated transaction.

7.   GOVERNING LAW: This Letter shall be governed by and construed in accordance with the internal laws of the State of Delaware.

8.    CONFIDENTIALITY: In connection with the merger contemplated hereunder, the parties hereto will make available certain information of a non-public, confidential or proprietary nature concerning their respective businesses and affairs. Such information (including any analyses, compilations, studies or other documents that contain, compile, analyze, summarize or otherwise reflect such information), whether disclosed orally or in writing by the parties hereto and/or their respective accountants, attorneys, investment bankers or other professional advisors is hereinafter referred to collectively as the “Confidential Information”. The term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a direct or indirect result of a disclosure by any party hereto or such party’s professional advisors or by anyone to whom any party hereto or respective professional advisor transmits the information; (ii) was available to any party hereto prior to its disclosure to the other party; provided, that such Confidential Information is not known to the other party to be subject to a confidentiality agreement with, or other obligation of secrecy to, any party hereto and/or another party; or (iii) becomes available from a source other than a party hereto or the party’s professional advisors; provided, that such source is not bound by a confidentiality agreement with, or other obligation of secrecy to, any party hereto and/or another party.

Each of the parties hereto shall treat the Confidential Information as confidential and will (i) use the Confidential Information solely to evaluate the desirability of entering into the transaction and not, directly or indirectly, for any other purpose and (ii) not disclose any Confidential Information to any person or entity (other than their respective professional advisors in accordance with this Section 10) without the prior written consent of the party which has provided such Confidential Information. Each of the parties hereto may disclose and transmit the Confidential Information to their respective professional advisors (such as accountants, attorneys, investment bankers and entities providing financing, if any) provided that such advisors are informed of the confidential nature of the Confidential Information and agree to maintain such confidentiality in accordance with the terms of this Letter. If any party hereto is requested or required (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demand or similar process) to disclose any Confidential Information supplied to it in connection with the Transaction, such party will provide the other with prompt notice of such request(s) so that the other party may (x) seek an appropriate protective order, (y) consult with each party hereto an the advisability of any steps to resist or narrow such request, and/or (z) waive in writing the compliance by each party hereto with the provisions of this Letter. If in the absence of a protective order or the receipt of a written waiver hereunder, any party hereto is nonetheless, in the opinion of its counsel, compelled to disclose

Confidential Information to any government tribunal or authority or otherwise stand liable for contempt or suffer other censure or penalty, each party hereto will cooperate with the other partied hereto in any attempt a party may make to obtain an order or other reliable assurance that confidential treatment will be provided by such tribunal or authority for all or designated portions of such Confidential Information.

The parties agree to keep the terms of this Letter of Intent strictly confidential until such time as a press release announcing the Letter of Intent and proposed Transaction, which has been approved by both parties, has been released to the news wires.

9. TERMINATION: This Letter of Intent may be terminated: by mutual written consent of PPDA and IRA. however, that the termination, in it of itself, shall not affect the liability of a Party for breach of contract prior to termination. Upon termination of this Letter of Intent shall have no further obligations under this Letter, except as stated in Paragraphs 5, 6, 7, 8 and this Paragraph 9, which shall survive any such termination.

The terms and conditions of this Letter of Intent have been accepted and agreed to by the

undersigned as of this	day of November 2007.

PIPELINE DATA INC.

By: /s/ MacAllister Smith, President and Chief Executive Officer

INNOVATIVE RESOURCE ALLIANCE, INC.

By: /s/ Aaron Sorgman, President and Chief Executive Office